Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of YuMe, Inc.

Dated: February 12, 2018

KFT TRUST, VINOD KHOSLA AS TRUSTEE

By:	/s/ Vinod Khosla
Vinod Khosla, Trustee

/s/ Vinod Khosla
Vinod Khosla